                                                                      Exhibit 99

Wednesday June 19, 5:20 pm Eastern Time

Press Release

SOURCE: Trex Company, Inc.

Trex Company Completes Debt Refinancing

WINCHESTER, Va.--(BUSINESS WIRE)--June 19, 2002--Trex Company, Inc. (NYSE: TWP -
News), manufacturer of Trex(R) Easy Care Decking(R), today completed a refinancing of total indebtedness of $47.6 million outstanding under its existing senior credit facility and various real estate loans.

The Company refinanced this indebtedness from the proceeds of its sale of $40 million principal amount of senior secured notes due 2009 and borrowings under new real estate loans having a total principal amount of $12.6 million. In connection with the refinancing, the Company replaced its existing $17 million revolving credit facility with a $20 million revolving credit facility with a new lender.

The senior secured notes, which were privately placed with institutional investors, will accrue interest at an annual rate of 8.32%. Five principal payments of $8 million annually to retire the notes will be payable beginning on the third anniversary of the closing date.

The new revolving credit facility and real estate loans will accrue interest at annual rates equal to LIBOR plus specified margins and will mature on the third anniversary of the closing date. Branch Banking and Trust Company of Virginia is the lender under the credit facility and real estate loans.

"This financing provides us with a stable capital structure for the long term, at attractive terms," said Trex Company President Robert Matheny. "In addition, by refinancing this debt we have eliminated the former lender's conditional right under an existing warrant to purchase 353,778 shares of common stock at $14.89 per share."

Early retirement of the outstanding indebtedness will result in a one-time non-cash charge to interest expense of $2.4 million in the second quarter of 2002 as a result of accelerated amortization of the remaining debt discount balance. This debt discount was previously scheduled to be amortized through January 31, 2003.

"We are pleased that this refinancing has been successfully executed," concluded Matheny. "Having this financial foundation is another important step in the continuing development of the Trex Company."

About Trex Company

Trex Company is the nation's largest manufacturer of non-wood decking, which is marketed under the brand name Trex(R). Trex Wood-Polymer(R) lumber offers an attractive appearance and the workability of wood without the ongoing need for protective sealants or repairs. Trex decking and railing is manufactured in a proprietary process that combines waste wood fibers and reclaimed polyethylene and is used primarily for residential and commercial decking. The company sells its products through 90 wholesale distribution locations, which in turn sell Trex decking to approximately 2,900 independent contractor-oriented retail lumberyards across the United States.

For a Trex decking and railing dealer near you, call 1-800-BUY-TREX (289-8739) or for dealers and product details, visit www.trex.com.

Trex(R), Trex Easy Care Decking(R)and Trex Wood-Polymer(R)are trademarks of Trex Company, Inc., Winchester, Va.

The statements in this press release regarding the Company's expected sales performance and operating results, its anticipated financial condition and its business strategy constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products, the sensitivity of the Company's business to general economic conditions, and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 21, 2002 discusses some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.